EXHIBIT 10.22
HII NEWPORT NEWS SHIPBUILDING INC.
RETIREMENT BENEFIT RESTORATION PLAN
Article I
ESTABLISHMENT & PURPOSE
1.1	Establishment. Effective as of the “Distribution Date” defined in the Separation and Distribution Agreement among Northrop Grumman Corporation, Huntington Ingalls Industries, Inc. and New P, Inc. (the “Distribution Date”) and conditioned upon such Distribution Date occurring, the Company has adopted this retirement benefit restoration plan known as the HII Newport News Shipbuilding Inc. Retirement Benefit Restoration Plan (the “Plan”) for the benefit of a select group of highly compensated employees and their Surviving Spouses. The Plan is established to receive liabilities transferred from the Newport News Shipbuilding Inc. Retirement Benefit Restoration Plan, including Grandfathered Amounts. See Appendix D for special rules related to the spin-off of the Company from Northrop Grumman Corporation.

1.2	Purpose. The purpose of the Plan is to provide retirement income and supplemental death benefits for eligible Participants to supplement the benefits provided under the HII Newport News Shipbuilding Inc. Retirement Plan and to enable the Company and any adopting Employers to attract and retain certain key executives. The Plan is intended to comply with Code section 409A and official guidance issued thereunder (except for Grandfathered Amounts). Notwithstanding any other provision of this Plan, this Plan shall be interpreted, operated and administered in a manner consistent with this intention.
Article II
DEFINITIONS
As used herein, the following words and phrases have the meanings ascribed to them in Article II unless a different meaning is plainly required by the context. Some of the words and phrases used in the Plan are not defined in this Article II, but, for convenience, are defined as they are introduced into the text. Words in the masculine gender shall be deemed to include the feminine gender and words in the feminine gender shall be deemed to include the masculine gender. Any headings used herein are included for ease of reference only, and are not to be construed so as to alter any of the terms of the Plan.
2.1	“Accrued Benefit” as of a specified date with respect to a Participant means a monthly benefit equal to (a) minus (b) minus (c) below (but NOT less than zero) where
(a)	means the amounts described in (1) and (2) below.
(1)	Cash Balance Piece. Effective for periods after December 31, 2003, a Participant is credited with Benefit Credits (as defined under the Qualified Plan) he or she would have received:

(A)	but for the restrictions of Code sections 401(a)(17) or 415, as those limits are described by the Qualified Plan; and

(B)	but for the fact he or she made deferrals to the Huntington Ingalls Industries Deferred Compensation Plan or the Huntington Ingalls Industries Savings Excess Plan.
For purposes of (B), the Benefit Credits earned are credited in accordance with the terms of the Qualified Plan applicable to Eligible Pay in excess of the Social Security Wage Base and any compensation deferred is only treated as compensation with respect to the calendar year in which it was earned by the Participant, without regard to the calendar year in which it was paid to the Participant.
(2)	Historical and Transition Piece. Effective for periods prior to December 31, 2003, a Participant is credited with the retirement benefit, if any, that would have been payable under the terms of the Qualified Plan modified as follows:
(A)	Years of Participation under the Qualified Plan shall be treated as also including “years of participation” used to calculate the Participant’s benefit under the Tenneco, Inc. Retirement Plan.

(B)	Compensation under the Qualified Plan shall be treated as also including amounts deferred under the Newport News Shipbuilding Inc. Deferred Compensation Plan, Northrop Grumman Deferred Compensation Plan, or Northrop Grumman Savings Excess Plan.

(C)	Solely for employees in positions designated as ECP Level 5 or above, the following shall be substituted for the definition of Covered Compensation and Final Average Compensation under the Qualified Plan.
(i)	Compensation for such purposes shall mean the sum of (a) the average of the Participant’s regular base compensation for the five most recent years, expressed as an annual amount, and (b) the average of the Participant’s actual short-term incentive compensation earned for the five most recent full calendar years, expressed as an annual award amount.

(ii)	Short-term incentive compensation shall be included as Covered Compensation with respect to the calendar year in which it was earned by the Participant, without regard to the calendar year in which it was paid to the Participant.

(iii)	Short-term incentive compensation shall mean only annual bonuses based on company and/or individual employee performance criteria and paid to the Participant in cash or deferred under a deferred compensation plan, and shall not include signing bonuses, relocation allowances, long-term incentive awards, stock options, performance share grants, expense allowances or reimbursements, or any other compensation.

(iv)	In the event a Participant has been employed by an Employer for less than five years during the most recent five years, the average of his regular base compensation and short-term incentive compensation for the years the Participant was employed by an Employer during the five most recent years will be used for purposes of calculating Compensation under this Section.

(v)	Notwithstanding the foregoing, and except in the event of a Change in Control within the meaning of the Company’s Change in Control Severance Benefit Plan for Key Executives (as amended and restated), a Participant’s short-term incentive compensation earned for any calendar year prior to 1998 shall be deemed to be $0 (zero) solely for purposes of calculating his or her Final Average Compensation.

(vi)	In the event of a Change in Control, the Participant’s short-term incentive compensation earned for any calendar year prior to 1998 shall be the actual bonus amount paid to the Participant in cash or deferred under a deferred compensation plan.
(D)	The vested benefit payable under the Qualified Plan shall be calculated without applying Sections 415 and 401(a)(17) of the Code, as adjusted by the Secretary of the Treasury for any plan year, or the successor of such Sections.
The benefit described in this subsection (a) shall be expressed as a Life Annuity commencing at the Participant’s Normal Retirement Date.
(b)	means the sum of: (i) the monthly vested benefit payable to the Participant under the Qualified Plan (including any annuity purchased for him under the provisions of the Qualified Plan); plus (ii) the monthly vested benefit that would be payable to the Participant under the Tenneco Inc. Retirement Plan if the Participant commenced receiving his benefit on the Participant’s Normal Retirement Date.

The benefit described in subsection (b)(i) shall be expressed as a Life Annuity commencing on the Participant’s Normal Retirement Date. The benefit described in subsection (b)(ii) shall be the benefit that would actually be payable under the Tenneco Inc. Retirement Plan if the Participant commenced such benefits on his Normal Retirement Date in the form of a Life Annuity using the appropriate interest rates and mortality tables specified in the plan.
(c)	means the monthly vested Tenneco Restoration Benefit. The “Tenneco Restoration Benefit” shall mean the monthly benefit payable under the Tenneco Inc. Supplemental Executive Retirement Plan determined as of December 31, 1996, but not more than (i) the monthly vested benefit payable to the Participant under the Tenneco Inc. Retirement Plan calculated without applying Sections 415(b)(1)(A), 415(e), and 401(a)(17) of the Code less (ii) the monthly vested benefit payable to the Participant under the Tenneco Inc. Retirement Plan. The amounts under subsection (c)(i) and (c)(ii) shall likewise be determined as of December 31, 1996.
The benefit described in subsection (c)(i) shall be expressed as an actuarially equivalent Life Annuity commencing on the Participant’s Normal Retirement Date. The benefit described in subsection (c)(ii) shall be the benefit that would actually be payable under the Tenneco Inc. Retirement Plan if the Participant commenced such benefits on his Normal Retirement Date in the form of an actuarially equivalent Life Annuity. In both instances, actuarial equivalence shall be determined using the appropriate interest rates and mortality tables specified in the appropriate plan.
The following shall not be considered as compensation for purposes of determining the amount of any benefit under the Plan: (1) any payment authorized by the Company’s Compensation Committee that is (i) calculated pursuant to the method for determining a bonus amount under the Annual Incentive Plan (AIP) for a given year, and (ii) paid in lieu of such bonus in the year prior to the year the bonus would otherwise be paid under the AIP, and (2) any award payment under any Huntington Ingalls Industries long-term incentive cash plan.
2.2	“Actuarial Equivalent” shall mean a benefit which is of equal value at the date of determination to the benefit for which it is to be substituted. Actuarial Equivalence shall be based on the interest and mortality tables used to determine actuarial equivalence under the Qualified Plan.

2.3	“Affiliated Companies” shall mean the Company and any other entity related to the Company under the rules of Code section 414.

2.4	“Annuity Starting Date” shall mean the first day of the first period for which an amount is payable as an annuity, or in the case of a benefit not payable in the form of an annuity, the first day on which all events have occurred which entitle the Participant to such a benefit and on which payment is due under the Plan.

2.5	“Associated Employer” means any corporation which has been designated as an Associated Employer by the Board of Directors and which has adopted the Plan.

2.6	“Beneficiary” shall mean the person or entity designated by a Participant to receive benefits under this Plan. This designation shall be made on a beneficiary designation form provided by the Plan Administrator, signed by such Participant, and filed with the Plan Administrator.

2.7	“Board of Directors” or “Board” shall mean the Board of Directors of the Company.

2.8	“Change in Control” shall mean the first to occur of the following events (but no event other than the following events), except as otherwise provided below:
(a)	Any Person (other than those Persons in control of the Company as of the Effective Date, or other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company) becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing thirty three and one-third percent (33-1/3%) or more of the combined voting power of the Company’s then outstanding securities; provided, however, that such an acquisition shall not constitute a Change in Control if made by an entity pursuant to a merger, consolidation or reorganization that is covered by and does not otherwise constitute a Change in Control under subsection (c) below. For purposes of this Section:
(1)	the terms “Person” or “group” shall not include underwriters acquiring newly-issued voting securities (or securities convertible into voting securities) directly from the Company with a view towards distribution; and

(2)	the terms “Person” and “Beneficial Owner” shall have the meaning set forth in Sections 3(a) and 13(d) of the Securities Exchange Act of 1934, as amended, and the regulations promulgated thereunder.
(b)	On any day after the Effective Date (the “Measurement Date”) Continuing Directors cease for any reason to constitute a majority of the Board of Directors of the Company. A director is a “Continuing Director” if he or she either:
(1)	was a member of the Board of Directors of the Company on the applicable Initial Date (an “Initial Director”); or

(2)	was elected to the Board of Directors of the Company, or was nominated for election by the Company’s stockholders, by a vote of at least two-thirds (2/3) of the Initial Directors then in office.
A member of the Board of Directors of the Company who was not a director on the applicable Initial Date shall be deemed to be an Initial Director for purposes of clause (2) above if his or her election, or nomination for election by the Company’s stockholders, was approved by a vote of at least two-thirds (2/3) of the Initial Directors (including directors elected after the applicable Initial Date who are deemed to be Initial Directors by application of this provision) then in office. “Initial Date” means the later of (1) the Effective Date or (2) the date that is two years before the Measurement Date.
(c)	The Company is liquidated; all or substantially all of the Company’s assets are sold in one or a series of related transactions; or the Company is merged, consolidated, or reorganized with or involving any other corporation, other than a merger, consolidation, or reorganization that results in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the combined voting power of the voting securities of the Company (or such surviving entity) outstanding immediately after such merger, consolidation, or reorganization. Notwithstanding the foregoing, an event described in this paragraph (c) that occurred prior to the Effective Date shall not constitute a Change in Control.
2.9	“Code” shall mean the Internal Revenue Code of 1986, as amended. Reference to a section of the Code shall include that section and any comparable section or sections of any future legislation that amends, supplements, or supersedes such section.

2.10	“Committee” shall mean the Committees as described in Article VI.

2.11	“Company” shall mean Huntington Ingalls Industries, Inc.

2.12	“Death Benefit” means the Benefit described in Section 4.4 payable at the Participant’s death.

2.13	“Early Retirement Date” shall mean the date as of which the Participant commences an Early Retirement Benefit pursuant to Section 3.2 of the Qualified Plan.

2.14	“Effective Date” shall mean the Distribution Date.

2.15	“Employer” shall mean Newport News Shipbuilding Inc., or any successor thereto, and any Associated Employer.

2.16	“Grandfathered Amount” shall mean Plan benefits that were earned and vested as of December 31, 2004 within the meaning of Code section 409A and official guidance thereunder.

2.17	“Hour of Service” shall have the same meaning as set forth in Article I of the Qualified Plan.

2.18	“Key Employee” shall mean an employee treated as a “specified employee” under Code section 409A(a)(2)(B)(i) of the Company or the Affiliated Companies (i.e., a key

employee (as defined in Code section 416(i) without regard to paragraph (5) thereof)) if the Company’s or an Affiliated Company’s stock is publicly traded on an established securities market or otherwise. The Company shall determine in accordance with a uniform Company policy which Participants are Key Employees as of each December 31 in accordance with IRS regulations or other guidance under Code section 409A, provided that in determining the compensation of individuals for this purpose, the definition of compensation in Treas. Reg. § 1.415(c)-2(d)(3) shall be used. Such determination shall be effective for the twelve (12) month period commencing on April 1 of the following year.
2.19	“Life Annuity” shall mean a series of monthly installments which will continue for the lifetime of the Participant and will cease upon his death.

2.20	“Normal Retirement Date” shall have the same meaning as set forth in Article I of the Qualified Plan.

2.21	“Participant” shall mean any employee of an Employer who becomes eligible to participate in the Plan pursuant to Article III and who continues to be entitled to any benefits under the Plan.

2.22	“Payment Date” shall mean the 1st of the month coincident with or following the later of (a) the date the Participant attains age 55, or (b) the date the Participant Separates from Service.

2.23	“Pension Plan” and “Pension Plans” shall mean any of the following:
(a)	The Northrop Grumman Retirement Plan

(b)	The Northrop Grumman Retirement Plan—Rolling Meadows Site

(c)	The Northrop Grumman Retirement Value Plan (effective as of January 1, 2000)

(d)	The Northrop Grumman Electronics Systems — Space Division Salaried Employees’ Pension Plan (effective as of the Aerojet Closing Date)

(e)	The Northrop Grumman Electronics Systems — Space Division Union Employees’ Pension Plan (effective as of the Aerojet Closing Date)
“Aerojet Closing Date” means the Closing Date specified in the April 19, 2001 Asset Purchase Agreement by and Between Aerojet-General Corporation and Northrop Grumman Systems Corporation.
2.24	“Plan” shall mean the HII Newport News Shipbuilding Inc. Retirement Benefit Restoration Plan.

2.25	“Plan Year” shall mean the calendar year.
2.26	“Qualified Plan” shall mean the HII Newport News Shipbuilding Inc. Retirement Plan. In the event the Qualified Plan is subsequently amended, reference to a Section of the Qualified Plan shall be deemed to refer to the operational successor of such Section. In addition, capitalized terms used in this Plan that are not defined in the Plan are taken from the Qualified Plan and are intended to have the same meaning as in the Qualified Plan, including any successor thereto.

2.27	“Rabbi Trust” means a trust described in Code Section 671, which shall be established in connection with this Plan.

2.28	“Retirement” shall mean termination of employment with all Employers at a time when the Participant is eligible for an Early or Normal Retirement Benefit.

2.29	“Retirement Benefit” means the Benefit described in Section 4.1 payable at the Participant’s Retirement Date.

2.30	“Retirement Date” shall mean the Participant’s Early or Normal Retirement Date.

2.31	“Separation from Service” or “Separates from Service” shall mean a “separation from service” within the meaning of Code section 409A.

2.32	“Spouse” shall mean the person legally married to the Participant at his Annuity Starting Date.

2.33	“Surviving Spouse” shall mean the person legally married to the Participant at his date of death.

2.34	“Years of Participation” shall have the same meaning as set forth in Article I of the Qualified Plan.

2.35	“Years of Service” shall have the same meaning as set forth in Article I of the Qualified Plan.
Article III
PLAN PARTICIPATION
3.1	Eligibility to Participate in the Plan. Each participant in the Qualified Plan who satisfies both (a) and (b) below is eligible to participate in the Plan.
(a)	The employee’s accrued benefit under the Qualified Plan is reduced as a result of the application of Section 415(b)(1)(A), 415(e), or 401(a)(17) of the Code, or the employee is in a position designated as ECP Level 5 or above.

(b)	The employee is one of a select group of management or highly compensated employees as per ERISA sections 201, 301, and 401.
3.2	Participation. A Participant shall remain a Participant so long as he is entitled to current or contingent benefits under the Plan, but shall cease to be a Participant if he terminates employment with all Employers prior to the date he becomes eligible for payment of benefits under Article IV of the Plan. Should a Participant cease to be an employee, but later become re-employed by an Employer, he shall again become a Participant when he satisfies the requirements of Section 3.1.

3.3	Select Group of Employees. The Plan is intended to qualify as a plan maintained by the Employers primarily for the purpose of providing deferred compensation for a select group of highly compensated employees, and, as such, to be exempt from certain provisions of the Employee Retirement Income Security Act of 1974, as amended. If the Company determines based on subsequent authority or if an agency or court of competent jurisdiction determines that the Plan benefits any person other than a member of the select group of management or highly compensated employees as per ERISA sections 201, 301, or 401 (and the period for appeal of such determination has elapsed), the participation of each employee who is determined not to be included in such group shall be terminated retroactive to the date on which his benefit under the Qualified Plan was first reduced as a result of the application of Section 415(b)(1)(A), 415(e), or 401(a)(17) of the Code. Such employee shall forfeit any Accrued Benefit, regardless of whether such benefit is otherwise vested and shall cease to accrue any additional benefit under the Plan.
Article IV
BENEFITS
4.1	Retirement Benefits. Except as otherwise provided herein, retirement benefits will be computed and paid as follows:
(a)	Normal Retirement Benefit shall be equal to the Participant’s Accrued Benefit determined at the Participant’s termination of employment on or after his Normal Retirement Date and commencing on such termination of employment. If the Participant remains employed after his Normal Retirement Date, the Accrued Benefit under Section 2.1 shall be calculated by substituting the Participant’s date of termination of employment for his Normal Retirement Date.

(b)	Early Retirement Benefit shall be equal to the Participant’s Accrued Benefit, reduced for early commencement using the actuarial reduction factors set forth below, determined at the Participant’s Early Retirement Date and commencing on such date:
(1)	at age 60 (or thereafter up to age 62), a .25% reduction for each month early retirement precedes age 62; and

(2)	at age 55 (or thereafter up to age 60), a .5% additional reduction for each month early retirement precedes age 60.
The distribution rules of this Section only apply to Grandfathered Amounts. See Appendix B and Appendix C for the distribution rules that apply to other benefits earned under the Plan.
4.2	Termination of Service. A Participant shall be entitled to a monthly retirement benefit if he terminates before he is eligible to receive a Retirement Benefit, provided that a Participant meets the vesting requirements of Article V. The Participant’s benefit on his termination of employment shall be the Participant’s Accrued Benefit at the date of termination of employment, commencing on the Participant’s Normal Retirement Date. However, if a Participant who has completed 10 Years of Service and whose employment terminated before age 55 elects to commence his benefit under the Qualified Plan on a date on or after his or her 55th birthday, the Participant’s vested benefit under this Plan shall likewise commence on that date, but shall be reduced to the Actuarial Equivalent of the benefit that would have commenced on his Normal Retirement Date.

The distribution rules of this Section only apply to Grandfathered Amounts. See Appendix B and Appendix C for the distribution rules that apply to other benefits earned under the Plan.

4.3	Form of Retirement Benefit. Except as provided in the last paragraph of this Section the Participant’s benefit under this Plan shall be paid in the same form as the Participant’s benefit under the Qualified Plan. Benefits under this section shall be the Actuarial Equivalent of the Benefit payable in the form of a Life Annuity.

Notwithstanding the above, a Participant who separates from service or retires with a vested Accrued Benefit shall be paid the Actuarial Equivalent of such benefit in a single sum as soon as practicable after his retirement or termination of employment if such Actuarial Equivalent does not exceed ten thousand dollars ($10,000). (See Section 4.8 for the rule that applies as of January 1, 2008). If the Participant subsequently resumes participation in the Plan, such Participant’s benefit at his later date of termination shall be reduced by his prior Accrued Benefit determined as of the date of his previous retirement or termination.

The distribution rules of this Section only apply to Grandfathered Amounts. See Appendix B and Appendix C for the distribution rules that apply to other benefits earned under the Plan.

4.4	Death Benefit. If death occurs before the Participant’s Annuity Starting Date, a monthly benefit for life shall be payable to the Surviving Spouse of the Participant. The amount of such benefit shall be equal to (a) minus (b) minus (c) below (but not less than zero) where
(a)	means the death benefit that would have been payable to the Surviving

Spouse under the Qualified Plan calculated as if Years of Participation under the Qualified Plan also include “years of participation” used to calculate the Participant’s benefit under the Tenneco Inc. Retirement Plan and calculated without applying Sections 415(b)(1)(A), 415(e) and 401(a)(17) of the Code, as adjusted by the Secretary of the Treasury for any plan year, or the successor of such Section. The benefit described in this subsection (a) shall be expressed as a Life Annuity commencing on the date the death benefit under the Qualified Plan commences.
(b)	means the sum of: (i) the vested death benefit payable to the Surviving Spouse under the Qualified Plan (including any annuity purchased under the provisions of the Qualified Plan); plus (ii) the vested death benefit that would be payable to the Surviving Spouse under the Tenneco Inc. Retirement Plan if the Surviving Spouse commenced such benefit on the date the death benefit under the Qualified Plan commences.

The benefit described in subsection (b)(i) shall be expressed as a Life Annuity commencing on the date the death benefit under the Qualified Plan commences. The benefit described in subsection (b)(ii) shall be the death benefit that would actually be payable under the Tenneco Inc. Retirement Plan if the Surviving Spouse commenced such benefit on the date the death benefit under the Qualified Plan commences in the form of a Life Annuity using the appropriate interest rates and mortality tables specified in the plan.

(c)	means the vested Tenneco Restoration Death Benefit. The “Tenneco Restoration Death Benefit” shall mean the death benefit payable under the Tenneco Inc. Supplemental Executive Retirement Plan determined as of December 31, 1996, but not more than (i) the vested death benefit payable to the Surviving Spouse under the Tenneco Inc. Retirement Plan calculated without applying Sections 415(b)(1)(A), 415(e), and 401(a)(17) of the Code less (ii) the vested death benefit payable to the Surviving Spouse under the Tenneco Inc. Retirement Plan. The amounts under subsection (c)(i) and (c)(ii) shall likewise be determined as of December 31, 1996.

The death benefit described in subsection (c)(i) shall be expressed as an actuarially equivalent Life Annuity commencing on the date the death benefit under the Qualified Plan commences. The death benefit described in subsection (c)(ii) shall be the death benefit that would actually be payable under the Tenneco Inc. Retirement Plan if the Surviving Spouse commenced such benefit on the date the death benefit under the Qualified Plan commences in the form of an actuarially equivalent Life Annuity. In both instances, actuarial equivalence shall be determined using the appropriate interest rates and mortality tables specified in the appropriate plan.
Notwithstanding the above, a Surviving Spouse shall be paid the Actuarial Equivalent of such benefit in a single sum as soon as practicable after the Participant’s death if such

Actuarial Equivalent does not exceed ten thousand dollars ($10,000). (See Section 4.8 for the rule that applies as of January 1, 2008)

If death occurs on or after the Participant’s Annuity Starting Date, the only Death Benefit payable is the survivor benefit payable in accordance with the form of payment applicable to the Participant’s Retirement Benefit in accordance with Section 4.3.

The distribution rules of this Section only apply to Grandfathered Amounts. See Appendix B and Appendix C for the distribution rules that apply to other benefits earned under the Plan.

4.5	Time of Payment. Except as provided in Section 4.3, payment of a Participant’s benefit under this Article shall commence on the day the death benefit under the Qualified Plan commences. The distribution rules of this Section only apply to Grandfathered Amounts. See Appendix B and Appendix C for the distribution rules that apply to other benefits earned under the Plan.

4.6	Suspension of Benefits. In the event that benefit payments are suspended under Section 2.3 of the Qualified Plan, payments of Grandfathered Amounts under this Plan shall likewise be suspended. Upon the Participant’s subsequent Retirement or other termination of employment, the Participant’s Accrued Benefit under Section 2.1 shall be recalculated based on the terms of this Plan and the Qualified Plan at the time of such subsequent Retirement or other termination of employment without reduction for any amounts received prior to reemployment. The Accrued Benefit under Section 2.1 shall then be reduced by the Actuarial Equivalent of any benefits paid under this Plan prior to reemployment.

The Plan Administrator shall establish procedures for the resumption of benefits and the offsetting of benefit overpayments, if any.

4.7	Income and Payroll Tax Withholding. To the extent required by the laws in effect at the time deferred compensation payments are made under this Plan, the Employer shall withhold from such deferred compensation payments any taxes required to be withheld for federal, state, or local government purposes.

4.8	Mandatory Cashout. Notwithstanding any other provisions in the Plan, Participants with Grandfathered Amounts who have not commenced payment of such benefits prior to January 1, 2008 will be subject to the following rules:
(a)	Post-2007 Terminations. Participants who have a complete termination of employment with the Affiliated Companies after 2007 will receive a lump sum distribution of the present value of their Grandfathered Amounts within two months of such termination (without interest), if such present value is below the Code section 402(g) limit in effect at the termination.

(b)	Pre-2008 Terminations. Participants who had a complete termination of employment with the Affiliated Companies before 2008 will receive a lump sum distribution of the present value of their Grandfathered Amounts within two months of the time they commence payment of their underlying qualified pension plan benefits (without interest), if such present value is below the Code section 402(g) limit in effect at the time such payments commence.
4.9	Optional Payment Forms. Participants with Grandfathered Amounts shall be permitted to elect (a) or (b) below:
(a)	To receive their Grandfathered Amounts in any form of distribution available under the Plan at October 3, 2004, provided that form remains available under the underlying qualified pension plan at the time payment of the Grandfathered Amounts commences. The conversion factors for these distribution forms will be based on the factors or basis in effect under this Plan on October 3, 2004.

(b)	To receive their Grandfathered Amounts in any life annuity form not included in (a) above but included in the underlying qualified pension plan distribution options at the time payment of the Grandfathered Amounts commences. The conversion factors will be based on the following actuarial assumptions:

Interest Rate:	6%

Mortality Table:	RP-2000 Mortality Table projected 15 years for future standardized cash balance factors
4.10	Special Tax Distribution. On the date a Participant’s retirement benefit is reasonably ascertainable within the meaning of IRS regulations under Code section 3121(v)(2), an amount equal to the Participant’s portion of the FICA tax withholding will be distributed in a single lump sum payment. This payment will be based on all benefits under the Plan, including Grandfathered Amounts. This payment will reduce the Participant’s future benefit payments under the Plan on an actuarial basis.

4.11	Benefit Limit. The amount of the benefit under this Plan will be limited as provided below:
(a)	A Participant’s total accrued benefits under all defined benefit plans, programs, and arrangements maintained by the Company and its affiliates (as determined under Code section 414) in which he or she participates, including the Plan, may not exceed 60% of his or her Final Average Salary. If this limit is exceeded, the Participant’s benefit accrued under the Plan will be reduced to the extent necessary to satisfy the limit.
(1)	For this purpose, “Final Average Salary” has the meaning provided under Appendix G to the Hunting Ingalls Industries Supplemental Plan 2 (the “OSERP”).

(2)	The Participant’s Final Average Salary will be reduced for early retirement applying the factors in the OSERP.

(3)	The limit in this subsection may not be exceeded even after the benefits under the Plan have been enhanced under any change in control agreements or Huntington Ingalls Industries, Inc. Special Agreements.
Article V
VESTING
5.1	Vesting. Except as provided in Section 3.3, a Participant shall be 100% vested in his Accrued Benefit after completion of five Years of Service or on the occurrence of a Change in Control. Provided, however, that if a Participant’s employment with an Employer is terminated for Cause prior to Retirement, the Participant’s Accrued Benefit shall be forfeited. Termination for Cause shall mean termination on account of dishonesty or any act or conduct on the part of the Participant which is materially injurious to the business or reputation of any Employer.
Article VI
PLAN ADMINISTRATION
6.1	Committees. An Administrative Committee and an Investment Committee (together, the “Committees”), each of one or more persons, shall be appointed by and serve at the pleasure of the Board. The number of members comprising the Committees shall be determined by the Board, which may from time to time vary the number of members. A member of the Committees may resign by delivering a written notice of resignation to the Board. The Board may remove any member by delivering a certified copy of its resolution of removal to such member. Vacancies in the membership of the Committees shall be filled promptly by the Board.

6.2	Committee Action.
(a)	Each Committee shall act at meetings by affirmative vote of a majority of the members of that Committee. Any determination of action of the Committees may be made or taken by a majority of a quorum present at any meeting thereof, or without a meeting, by resolution or written memorandum signed by a majority of the members of the Committees then in office. A member of the Committees shall not vote or act upon any matter which relates solely to himself or herself as a Participant. The Chairman or any other member or members of each Committee designated by the Chairman may execute any certificate or other written direction on behalf of the Committee of which he or she is a member.

(b)	The Board shall appoint a Chairman from among the members of the Administrative Committee and a Secretary who may or may not be a member of the Administrative Committee. The members of the Investment Committee will elect one of their members as Chairman and will appoint a Secretary and any other officers as the Investment Committee may deem necessary. The Committees shall conduct their business according to the provisions of this Article and the rules contained in the current edition of Robert’s Rules of Order or such other rules of order the Committees may deem appropriate. The Committees shall hold meetings from time to time in any convenient location.
6.3	Powers and Duties of the Administrative Committee. The Administrative Committee shall act as Plan Administrator and shall enforce the Plan in accordance with its terms, shall be charged with the general administration of the Plan, and shall have all powers necessary to accomplish its purposes, including, but not by way of limitation, the following:
(a)	To construe and interpret the terms and provisions of this Plan and make all factual determinations;

(b)	To compute and certify to the amount and kind of benefits payable to Participants and their Beneficiaries;

(c)	To maintain all records that may be necessary for the administration of the Plan;

(d)	To provide for the disclosure of all information and the filing or provision of all reports and statements to Participants, Beneficiaries or governmental agencies as shall be required by law;

(e)	To make and publish such rules for the regulation of the Plan and procedures for the administration of the Plan as are not inconsistent with the terms hereof;

(f)	To appoint a Plan administrator or any other agent, and to delegate to them such powers and duties in connection with the administration of the Plan as the Administrative Committee may from time to time prescribe (including the power to subdelegate);

(g)	To exercise powers granted the Administrative Committee under other Sections of the Plan; and

(h)	To take all actions necessary for the administration of the Plan, including determining whether to hold or discontinue insurance policies purchased in connection with the Plan.
6.4	Powers and Duties of the Investment Committee. The Investment Committee shall have all powers necessary to accomplish its purposes, including, but not by way of limitation, the following:
(a)	To select types of investment and the actual investments against which earnings and losses will be measured;

(b)	To oversee the rabbi trust; and

(c)	To appoint agents, and to delegate to them such powers and duties in connection with its duties as the Investment Committee may from time to time prescribe (including the power to subdelegate).
6.5	Construction and Interpretation. The Administrative Committee shall have full discretion to construe and interpret the terms and provisions of this Plan, to make factual determinations and to remedy possible inconsistencies and omissions. The Administrative Committee’s interpretations, constructions and remedies shall be final and binding on all parties, including but not limited to the Affiliated Companies and any Participant or Beneficiary. The Administrative Committee shall administer such terms and provisions in a uniform and nondiscriminatory manner and in full accordance with any and all laws applicable to the Plan.

6.6	Information. To enable the Committees to perform their functions, the Employer shall supply full and timely information to the Committees on all matters relating to the compensation of all Participants, their death or other events that cause termination of their participation in this Plan, and such other pertinent facts as the Committees may require.

6.7	Committee Compensation, Expenses and Indemnity.
(a)	The members of the Committees shall serve without compensation for their services hereunder.

(b)	The Committees are authorized to employ such accounting, consultants or legal counsel as they may deem advisable to assist in the performance of their duties hereunder.

(c)	To the extent permitted by ERISA and applicable state law, the Company shall indemnify and hold harmless the Committees and each member thereof, the Board and any delegate of the Committees who is an employee of the Affiliated Companies against any and all expenses, liabilities and claims, including legal fees to defend against such liabilities and claims arising out of their discharge in good faith of responsibilities under or incident to the Plan, other than expenses and liabilities arising out of willful misconduct. This indemnity shall not preclude such further indemnities as may be available under insurance purchased by the Company or provided by the Company under any bylaw, agreement or otherwise, as such indemnities are permitted under ERISA and state law.

Article VII
AMENDMENT AND TERMINATION
7.1	Amendment and Termination of the Plan. The Company may, in its sole discretion, terminate, suspend or amend this Plan at any time or from time to time, in whole or in part for any reason. This includes the right to amend or eliminate any of the provisions of the Plan with respect to lump sum distributions, including any lump sum calculation factors, whether or not a Participant has already made a lump sum election. Notwithstanding the foregoing, no amendment or termination of the Plan shall reduce the amount of a Participant’s accrued benefit under the Plan as of the date of such amendment or termination.

No amendment of the Plan shall apply to the Grandfathered Amounts, unless the amendment specifically provides that it applies to such amounts. The purpose of this restriction is to prevent a Plan amendment from resulting in an inadvertent “material modification” to the Grandfathered Amounts.
Article VIII
GENERAL PROVISIONS
8.1	Funding. Benefits payable under this Plan to a Participant shall be paid directly from the general assets of the Employer. No Employer shall be obligated to set aside, earmark or escrow any funds or other assets to satisfy its obligations under this Plan, and the Participant and his Surviving Spouse shall not have any property interest in any specific assets of any Employer other than the unsecured right to receive payments from the Employer as provided herein. Notwithstanding the foregoing, in the event of a Change in Control, the Company shall fund all Accrued Benefits payable under this Plan through a trust described in Code section 671 with respect to which the Company is the grantor (a “Rabbi Trust”). Prior to a Change in Control, the Company shall not be obligated to deposit funds into such Rabbi Trust.

8.2	Nonalienation of Benefits under this Plan. Except for claims of indebtedness owing to an Employer (with respect to Grandfathered Amounts), the interests of Participants and their Beneficiaries under this Plan are not subject to the claims of their creditors and may not be voluntarily or involuntarily sold, transferred, alienated, assigned, pledged, anticipated, or encumbered. Any attempt by a Participant, his Beneficiary, or any other person to sell, transfer, alienate, assign, pledge, anticipate, encumber, charge or otherwise dispose of any right to benefits payable hereunder shall be void. The Employer may cancel and refuse to pay any portion of a benefit which is sold, transferred, alienated, assigned, pledged, anticipated or encumbered.

8.3	Plan not a Contract of Employment. This Plan shall not be deemed to constitute a contract of employment between any Employer and any Participant or to be a consideration or an inducement for the employment or continued employment of any Participant or Employee. Nothing contained in this Plan shall be deemed to give any Participant or Employee the right to be retained in the service of any Employer or to interfere with the right of any Employer to discharge any Participant or employee at any time regardless of the effect which such discharge shall have upon such individual as a Participant in the Plan.
8.4	Required Notification to Plan Administrator. Each Participant entitled to benefits hereunder shall file with the Plan Administrator from time to time in writing his post office address and each change of post office address. Any check representing payment hereunder and any communication addressed to a Participant or a former Participant hereunder at his last address filed with the Plan Administrator, or if no such address has been filed, then at his last address as indicated on the records of the Employer shall be binding on such person for all purposes of the Plan, and neither the Plan Administrator nor the Employer or other payor shall be obliged to search for or ascertain the location of any such person. If the Plan Administrator for any reason is in doubt as to the address of any Participant or former Participant entitled to benefits hereunder or as to whether benefit payments are being received by the person entitled thereto, it shall, by registered mail addressed to the person concerned at his address last known to the Plan Administrator, notify such person that:
(a)	All unmailed and future retirement income payments (with respect to Grandfathered Amounts) shall be henceforth withheld until he provides the Plan Administrator with evidence of his continued life and his proper mailing address; and

(b)	His right to any retirement income (with respect to Grandfathered Amounts) whatsoever shall, at the option of the Plan Administrator, be canceled forever, if, at the expiration of two (2) years from the date of such mailing, he shall not have provided the Plan Administrator with evidence of his continued life and his proper mailing address.
8.5	Successors. The provisions of this Plan shall be binding upon each Employer, and their successors and assigns and upon each Participant and his heirs, spouses, estates, and legal representatives.

8.6	Facility of Payment. Whenever and as often as any person entitled to payments hereunder shall be under a legal disability, or in the sole judgment of the Plan Administrator shall otherwise be in any way incapacitated so as to be unable to manage his financial affairs, the Plan Administrator, in the exercise of its discretion, may direct that the distribution or payments to which such person otherwise would be entitled shall be made in any one or more of the following ways:
(a)	Directly to such person;

(b)	To his legal curator, guardian, or conservator, or other court-appointed or court-recognized representatives;

(c)	To his Surviving Spouse, to another member of his family or to any other person, to be expended for his benefit; or

(d)	By the Plan Administrator itself, receiving and expending, or directing the expenditure of the same for the benefit of such person.

Any payment made in good faith in accordance with the provisions of this Section shall be a complete discharge of any liability for the making of such payment under the provisions of this Plan.
8.7	Required Information to Plan Administrator. Each Participant or Surviving Spouse will furnish to the Plan Administrator such information as the Plan Administrator considers necessary or desirable for purposes of administering the Plan. The provisions of the Plan respecting any payments thereunder are conditional upon the Participant’s furnishing promptly such true, full and complete information as the Plan Administrator may request. Each Participant or Surviving Spouse will submit proof of his age and his spouse’s age to the Plan Administrator at such time as required by the Plan Administrator. The Plan Administrator will, if such proof of age is not submitted as required, use as conclusive evidence thereof such information as is deemed by it to be reliable, regardless of the lack of proof, or the misstatement of the age of persons entitled to benefits hereunder, by the Participant or otherwise. Any notice or information which, according to the terms of the Plan or the rules of the Plan Administrator, must be filed with the Plan Administrator, shall be deemed so filed if addressed and either delivered in person or mailed to and received by the Plan Administrator, in care of the Company at:

Newport News Shipbuilding Inc. 4101 Washington Avenue Newport News, Virginia 23607-2770

8.8	Claims Procedure. The standardized “Huntington Ingalls Industries Nonqualified Retirement Plans Claims and Appeals Procedures” shall apply in handling claims and appeals under this Plan.

8.9	Controlling State Law. To the extent not superseded by the laws of the United States, the Plan will be construed and enforced according to the laws of the State of Delaware.

8.10	Severability. In case any provision of this Plan shall be held illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining provisions of the Plan, and the Plan shall be construed and enforced as if such illegal and invalid provisions had never been set forth.

8.11	Adoption of Plan. Any subsidiary, affiliate company, or other entity that satisfies the requirements of Section 2.15 of this Plan, may adopt this Plan for all or a portion of its employees, provided that the Board of Directors of the Company approves such participation. The administrative powers and control of the Company as provided in the

Plan shall not be deemed diminished under the Plan by reason of the participation of other companies in the Plan.
* * *
          IN WITNESS WHEREOF, this Plan is hereby adopted and executed by a duly authorized officer on this ______ day of _____________, 2011.

HUNTINGTON INGALLS INDUSTRIES, INC.
By:

APPENDIX A — REGARDING PLAN ADMINISTRATION
A.1	In General. This Appendix A gives responsibility for plan administration (other than investment and trust matters) to an Administrative Committee, as described below. The provisions of this Appendix A override any contrary provision elsewhere in the documents governing the Plan, except to the extent prohibited by change-in-control provisions or collective bargaining agreements.

A.2	Plan Administrator. The general administration of the Plan is the responsibility of the Administrative Committee. The Committee is the plan administrator, and the Committee and each of its members are named fiduciaries. Committee members and all other Plan fiduciaries may serve in more than one fiduciary capacity with respect to the Plan.

A.3	The Administrative Committee. The Administrative Committee consists of at least three members appointed by the Board of Directors of the sponsoring corporation, the Board of Directors of the Company, or their delegate. The members of the Committee shall serve without compensation for such service, unless otherwise determined by the Board.
(a)	Except as otherwise provided in this Appendix A, each member of the Committee shall continue in office until the expiration of 3 years from the date of his or her latest appointment or reappointment to the Committee. A member may be reappointed.

(b)	If at the end of his or her latest term as a member of the Committee, a member is not reappointed, he or she will continue to serve on the Committee until the date his or her successor is appointed.

(c)	A member may be removed by the Board at any time and for any reason.
A.4	Resignation of Committee Members. A member of the Administrative Committee may resign at any time by delivering a written resignation to the Secretary of the corporation and to the Secretary of the Committee. The member’s resignation will be effective as of the date of delivery or, if later, the date specified in the notice of resignation.

A.5	Conduct of Business. The Administrative Committee shall elect a Chairman from among its members and a Secretary who may or may not be a member. The Committee shall conduct its business according to the provisions of this Appendix A and shall hold meetings from time to time in any convenient location.

A.6	Quorum. A majority of all of the members of the Administrative Committee constitutes a quorum and has power to act for the entire Committee.

A.7	Voting. All actions taken by the Administrative Committee shall be by majority vote of the members attending a meeting, whether physically present or through remote communications. In addition, actions may be taken by written consent of a majority of the

Committee members without a meeting. The agreement or disagreement of any member may be by means of any form of written or oral communications.
A.8	Records and Reports of the Committee. The Administrative Committee shall keep such written records as it shall deem necessary or proper, which records shall be open to inspection by the Board.

A.9	Powers of the Committee. The Administrative Committee shall have all powers necessary or incident to its office as plan administrator. Such powers include, but are not limited to, full discretionary authority to:
(a)	prescribe rules for the operation of the Plan;

(b)	determine eligibility;

(c)	comply with the requirements of reporting and disclosure under ERISA and any other applicable law, and to prepare and distribute other communications to participants (and, if applicable, beneficiaries) as a part of Plan operations;

(d)	prescribe forms to facilitate the operation of the Plan;

(e)	secure government approvals for the Plan (if applicable);

(f)	construe and interpret the terms of the Plan, including the power to remedy possible ambiguities, inconsistencies or omissions, and to determine the facts underlying any claim for benefits;

(g)	determine the amount of benefits, and authorize payments from the trust;

(h)	maintain records;

(i)	litigate, settle claims, and respond to and comply with court proceedings and orders on the Plan’s behalf;

(j)	enter into contracts on the Plan’s behalf;

(k)	employ counsel and others to render advice about any responsibility that the Committee has under the Plan;

(l)	exercise all other powers given to the plan administrator under other provisions of the Plan.
A.10	Allocation or Delegation of Duties and Responsibilities. The Administrative Committee and the Board may:
(a)	Employ agents to carry out nonfiduciary responsibilities;

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(b)	Employ agents to carry out fiduciary responsibilities (other than trustee responsibilities as defined in section 405(c)(3) of ERISA) under the rules of section 11 of this Appendix A;

(c)	Consult with counsel, who may be counsel to the Company;

(d)	Provide for the allocation of fiduciary responsibilities (other than trustee responsibilities as defined in section 405(c)(3) of ERISA) among their members under the rules of section 11 of this Appendix A; and

(e)	In particular, designate one or more officers as having responsibility for designing and implementing administrative procedures for the Plan.
A.11	Procedure for the Allocation or Delegation of Fiduciary Duties. The rules of this section of the Appendix A are as follows:
(a)	Any allocation or delegation of fiduciary responsibilities must be approved by majority vote of the members of the Administrative Committee, in a resolution approved by the majority.

(b)	The vote cast by each member of the Administrative Committee for or against the adoption of such resolution must be recorded and made a part of the written record of the proceedings.

(c)	Any delegation or allocation of fiduciary responsibilities may be changed or ended only under the rules of (a) and (b) of this section of the Appendix A.
A.12	Expenses of the Plan. All reasonable and proper expenses of administration of the Plan including counsel fees will be paid out of Plan assets, unless paid by the employers participating in the Plan (subject to subsection (b)).
(a)	No expenses may be withdrawn from Plan assets without the consent of the Administrative Committee. The Committee may authorize the trustee to withdraw particular expenses or kinds of expenses on a standing basis.

(b)	The participating employers may initially pay any expense that normally would be a charge on Plan assets and later obtain reimbursement from Plan assets.
(1)	This even applies in cases where, at the time of the employers’ initial payment of the expense, it is not clear that the employers may lawfully seek reimbursement from Plan assets but the employers’ legal right to reimbursement is later clarified.

(2)	It is specifically anticipated that there may be situations, such as litigation, where the employers might choose to bear costs initially, but later obtain

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reimbursement many years after the costs were incurred. Such delayed reimbursements shall be permissible.
A.13	Indemnification. The Company agrees to indemnify and reimburse, to the fullest extent permitted by law, members and former members of the Board; members and former members of the Administrative Committee; employees and former employees of the Company or its subsidiaries who act (or acted) for the Committee, the Company or another employer participating in the Plan for any and all expenses, liabilities, or losses arising out of any act or omission relating to the rendition of services for or the management and administration of the Plan, except in instances of gross misconduct.

A.14	Extensions of Time Periods. For good cause shown, the Administrative Committee may extend any period set forth in the Plan for taking any action required of any participant or beneficiary to the extent permitted by law.

A.15	Claims Procedures. The standardized “Huntington Ingalls Industries Nonqualified Retirement Plans Claims and Appeals Procedures” shall apply in handling claims and appeals under this Plan.

A.16	Qualified Domestic Relations Orders. Notwithstanding anything in the Plan to the contrary, all or a portion of a Participant’s benefit may be paid to another person as specified in a domestic relations order that the Administrative Committee determines is qualified (a “Qualified Domestic Relations Order”). For this purpose, a Qualified Domestic Relations Order means a judgment, decree, or order (including the approval of a settlement agreement) which is:
(a)	issued pursuant to a State’s domestic relations law;

(b)	relates to the provision of child support, alimony payments or marital property rights to a Spouse, former Spouse, child or other dependent of the Participant;

(c)	creates or recognizes the right of a Spouse, former Spouse, child or other dependent of the Participant to receive all or a portion of the Participant’s benefits under the Plan; and

(d)	meets such other requirements established by the Administrative Committee.

The Administrative Committee shall determine whether any document received by it is a Qualified Domestic Relations Order. In making this determination, the Administrative Committee may consider the rules applicable to “domestic relations orders” under Code section 414(p) and ERISA section 206(d), and such other rules and procedures as it deems relevant.
A.17	Amendments. The Administrative Committee may amend the Plan through written resolution to make the changes identified in subsection (a). Any amendments must be made in accordance with the rules of subsections (b), (c) and (d).

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(a)	The Committee may amend the Plan:
(1)	to the extent necessary to keep the Plan in compliance with law;

(2)	to make clarifying changes;

(3)	to correct drafting errors;

(4)	to otherwise conform the Plan documents to the company’s intent;

(5)	to change the participation and eligibility provisions;

(6)	to change plan definitions, formulas or employee transfer rules;

(7)	with respect to administrative, procedural and technical matters including benefit calculation procedures, distribution elections and timing, other elections, waivers, notices, and other ministerial matters; and

(8)	with respect to management of funds.
(b)	Before adopting any Plan amendment, the Committee must obtain:
(1)	a cost analysis of the proposed amendment;

(2)	a legal opinion that the amendment does not violate ERISA or other applicable legal requirements;

(3)	a tax opinion that the amendment will not result in the Plan’s disqualification;

(4)	approval of the amendment from the Corporate Vice President and Chief Financial Officer of the Company; and

(5)	approval of the amendment from the Corporate Vice President and Chief Human Resources and Administrative Officer of the Company.
(c)	The Committee must refer to the Board for approval of any amendments that:
(1)	will result in an increase in costs on an annual basis in excess of $5,000,000; or

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(2)	will result in a decrease in costs on an annual basis in excess of $5,000,000.
(d)	The Committee’s amendment authority may not be delegated.

(e)	Nothing in this section 17 of the Appendix A is intended to modify the amendment authority of any company, board of directors, officer or other committee.

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APPENDIX B — 2005-2007 TRANSITION RULES
     This Appendix B provides the distribution rules that apply to the portion of benefits under the Plan subject to Code section 409A for Participants with benefit commencement dates after January 1, 2005 and before January 1, 2008.
B.01	Election. Participants scheduled to commence payments during 2005 may elect to receive both pre-2005 benefit accruals and 2005 benefit accruals in any optional form of benefit available under the Plan as of December 31, 2004. Participants electing optional forms of benefits under this provision will commence payments on the Participant’s selected benefit commencement date.

B.02	2005 Commencements. Pursuant to IRS Notice 2005-1, Q&A-19 & Q&A-20, Participants commencing payments in 2005 from the Plan may elect a form of distribution from among those available under the Plan on December 31, 2004, and benefit payments shall begin at the time elected by the Participant.
(a)	Key Employees. A Key Employee Separating from Service on or after July 1, 2005, with Plan distributions subject to Code section 409A scheduled to be paid in 2006 and within six months of his date of Separation from Service, shall have such distributions delayed for six months from the Key Employee’s date of Separation from Service. The delayed distributions shall be paid as a single sum with interest at the end of the six month period and Plan distributions will resume as scheduled at such time. Interest shall be computed using the retroactive annuity starting date rate in effect under the Northrop Grumman Pension Plan on a month-by-month basis during such period (i.e., the rate may change in the event the period spans two calendar years). Alternatively, the Key Employee may elect under IRS Notice 2005-1, Q&A-20 to have such distributions accelerated and paid in 2005 without the interest adjustment, provided, such election is made in 2005.

(b)	Lump Sum Option. During 2005, a temporary immediate lump sum feature shall be available as follows:
(i)	In order to elect a lump sum payment pursuant to IRS Notice 2005-1, Q&A-20, a Participant must be an elected or appointed officer of the Company and eligible to commence payments under the underlying qualified pension plan on or after June 1, 2005 and on or before December 1, 2005;

(ii)	The lump sum payment shall be made in 2005 as soon as feasible after the election; and

(iii)	Interest and mortality assumptions and methodology for calculating lump sum amount shall be based on the Plan’s procedures for calculating lump sums as of December 31, 2004.

B.03	2006 and 2007 Commencements. Pursuant to IRS transition relief, for all benefit commencement dates in 2006 and 2007 (provided election is made in 2006 or 2007), distribution of Plan benefits subject to Code section 409A shall begin 12 months after the later of: (a) the Participant’s benefit election date, or (b) the underlying qualified pension plan benefit commencement date (as specified in the Participant’s benefit election form). Payments delayed during this 12-month period will be paid at the end of the period with interest. Interest shall be computed using the retroactive annuity starting date rate in effect under the Northrop Grumman Pension Plan on a month-by-month basis during such period (i.e., the rate may change in the event the period spans two calendar years).

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APPENDIX C — POST 2007
DISTRIBUTION OF 409A AMOUNTS
     The provisions of this Appendix C shall apply only to the portion of benefits under the Plan that are subject to Code section 409A with benefit commencement dates on or after January 1, 2008. Distribution rules applicable to the Grandfathered Amounts are set forth in Article IV and Appendix B addresses distributions of amounts subject to Code section 409A with benefit commencement dates after January 1, 2005 and prior to January 1, 2008.
C.01	Time of Distribution. Subject to the special rules provided in this Appendix C, distributions to a Participant of his vested retirement benefit shall commence as of the Payment Date.

C.02	Special Rule for Key Employees. If a Participant is a Key Employee and age 55 or older at his Separation from Service, distributions to the Participant shall commence on the first day of the seventh month following the date of his Separation from Service (or, if earlier, the date of the Participant’s death). Amounts otherwise payable to the Participant during such period of delay shall be accumulated and paid on the first day of the seventh month following the Participant’s Separation from Service, along with interest on the delayed payments. Interest shall be computed using the retroactive annuity starting date rate in effect under the Huntington Ingalls Industries Pension Plan on a month-by-month basis during such delay (i.e., the rate may change in the event the delay spans two calendar years).

C.03	Forms of Distribution. Subject to the special rules provided in this Appendix C, a Participant’s vested retirement benefit shall be distributed in the form of a single life annuity. However, a Participant may elect an optional form of benefit up until the Payment Date. The optional forms of payment are:
(a)	50% joint and survivor annuity

(b)	75% joint and survivor annuity

(c)	100% joint and survivor annuity.

If a Participant is married on his Payment Date and elects a joint and survivor annuity, his survivor annuitant will be his spouse unless some other survivor annuitant is named with spousal consent. Spousal consent, to be effective, must be submitted in writing before the Payment Date and must be witnessed by a Plan representative or notary public. No spousal consent is necessary if the Company determines that there is no spouse or that the spouse cannot be found.
C.04	Death. If a married Participant dies before the Payment Date, a death benefit will be payable to the Participant’s spouse commencing 90 days after the Participant’s death. The death benefit will be a single life annuity in an amount equal to the survivor portion of a Participant’s vested retirement benefit based on a 100% joint and survivor annuity determined on the Participant’s date of death. This benefit is also payable to a Participant’s domestic partner who is properly registered with the Company in accordance with procedures established by the Company.
C.05	Actuarial Assumptions. Except as provided in Section C.06, all forms of payment under this Appendix C shall be actuarially equivalent life annuity forms of payment, and all conversions from one such form to another shall be based on the following actuarial assumptions:

Interest Rate: 6%

Mortality Table: RP-2000 Mortality Table projected 15 years for future standardized cash balance factors
C.06	Accelerated Lump Sum Payouts.
(a)	Post-2007 Separations. Notwithstanding the provisions of this Appendix C, for Participants who Separate from Service on or after January 1, 2008, if the present value of (a) the vested portion of a Participant’s retirement benefit and (b) other vested amounts under nonaccount balance plans that are aggregated with the retirement benefit under Code section 409A, determined on the first of the month coincident with or following the date of his Separation from Service, is less than or equal to $25,000, such benefit amount shall be distributed to the Participant (or his spouse or domestic partner, if applicable) in a lump sum payment. Subject to the special timing rule for Key Employees under Section C.02, the lump sum payment shall be made within 90 days after the first of the month coincident with or following the date of the Participant’s Separation from Service.

(b)	Pre-2008 Separations. Notwithstanding the provisions of this Appendix C, for Participants who Separate from Service before January 1, 2008, if the present value of (a) the vested portion of a Participant’s retirement benefit and (b) other vested amounts under nonaccount balance plans that are aggregated with the retirement benefit under Code section 409A, determined on the first of the month coincident with or following the date the Participant attains age 55, is less than or equal to $25,000, such benefit amount shall be distributed to the Participant (or his spouse or domestic partner, if applicable) in a lump sum payment within 90 days after the first of the month coincident with or following the date the Participant attains age 55, but no earlier that January 1, 2008.

(c)	Conflicts of Interest. The present value of a Participant’s vested retirement benefit shall also be payable in an immediate lump sum to the extent required under conflict of interest rules for government service and permissible under Code section 409A.

(d)	Present Value Calculation. The conversion of a Participant’s retirement benefit into a lump sum payment and the present value calculations under this Section

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C.06	shall be based on the actuarial assumptions in effect under the Huntington Ingalls Industries Pension Plan for purposes of calculating lump sum amounts, and will be based on the Participant’s immediate benefit if the Participant is 55 or older at Separation from Service. Otherwise, the calculation will be based on the benefit amount the Participant will be eligible to receive at age 55.

C.07	Effect of Early Taxation. If the Participant’s benefits under the Plan are includible in income pursuant to Code section 409A, such benefits shall be distributed immediately to the Participant.

C.08	Permitted Delays. Notwithstanding the foregoing, any payment to a Participant under the Plan shall be delayed upon the Company’s reasonable anticipation of one or more of the following events:
(a)	The Company’s deduction with respect to such payment would be eliminated by application of Code section 162(m); or

(b)	The making of the payment would violate Federal securities laws or other applicable law;
provided, that any payment delayed pursuant to this Section C.08 shall be paid in accordance with Code section 409A.

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APPENDIX D — NORTHROP GRUMMAN SPIN-OFF

D.01	Background. The Company was a subsidiary of Northrop Grumman Corporation (“NGC”) prior to Distribution Date. On the Distribution Date, pursuant to an agreement between the Company and NGC, the liabilities for certain participants’ benefits under the Newport News Shipbuilding Inc. Retirement Benefit Restoration Plan (the “NGC Plan”), including Grandfathered Amounts, were transferred to this Plan. The Participants whose benefits were transferred to this Plan on the Distribution Date and other Participants who were employees of Affiliated Companies on the Distribution Date are referred to below as “NGC Participants.” The rules in this Appendix shall apply to NGC Participants and certain other Plan terms notwithstanding any Plan provisions to the contrary.

D.02	Plan Benefits. NGC Participants who qualified as eligible employees under the NGC Plan on the Distribution Date shall be eligible employees under this Plan on such date. All service and compensation that would be taken into account for purposes of determining the amount of a NGC Participant’s benefit or his vested right to a benefit under the NGC Plan as of the Distribution Date shall be taken into account for the same purposes under this Plan.

D.03	Distributions. The terms of this Plan shall govern the distribution of all benefits payable to a NGC Participant or any other person with a right to receive such benefits, including amounts accrued under the NGC Plan and then transferred to this Plan.

D.04	Termination and Key Employees. For avoidance of doubt, no NGC Participant shall be treated as incurring a separation from service, termination of employment, retirement, or similar event, or to have experienced a Change in Control, for purposes of determining the right to a distribution (for amounts subject to Code section 409A or otherwise), vesting, benefits, or any other purpose under the Plan as a result of NGC’s distribution of the Company’s shares to NGC’s shareholders. Also, the Company’s Key Employees shall be determined in accordance with the special rules for spin-offs under Treas. Reg. §1.409A-1(i)(6)(iii), or any successor thereto, for the period indicated in such regulation.

D.05	Participant Elections. All elections made by NGC Participants under the NGC Plan, including any payment elections or beneficiary designations, shall apply to the same effect under this Plan as if made under the terms of this Plan.

D.06	References to Plan. All references in this Plan to the “Plan” as in effect before the effective date of the Plan shall be read as references to the NGC Plan.

D.07	Right to Benefits. With respect to any service or compensation used to determine a benefit provided or due under the NGC Plan at any time, no benefit will be due under the Plan except with respect to such service and compensation related to a liability transferred from the NGC Plan to the Plan on the Distribution Date. Additionally, on and after the Distribution Date, NGC and the NGC Plan, and any successors thereto shall have no further obligation or liability to any NGC Participant with respect to any benefit, amount, or right due under the NGC Plan.